Exhibit 10.1

AMENDMENT NO. ONE TO THE

SEABOARD CORPORATION PENSION PLAN

AS RESTATED AS OF JANUARY 1, 2021

THIS AMENDMENT made this 11th day of June, 2025, by SEABOARD CORPORATION, a Delaware corporation, with principal offices in Merriam, Kansas, herein referred to as the "Company".

WHEREAS, the Company maintains the Seaboard Corporation Pension Plan, which was last restated effective January 1, 2021, herein referred to as the "Plan";

WHEREAS, the Company has reserved the right to amend the Plan in Article IX of the Plan; and

WHEREAS, the Company desires to amend the Plan to allow for a voluntary lump sum cash out "window" during 2025 for certain terminated vested Participants, Eligible Spouses entitled to a death benefit and Alternate Payees, in accordance with and subject to the terms, conditions and limitations set forth in this Amendment.

NOW, THEREFORE, the Company hereby amends the Plan as follows effective as of the day and year first written above, except as otherwise noted herein:

1.A new Section 5.13 is added to the Plan document, reading as follows:

One Time Limited Lump Sum or Immediate Annuity for Certain Terminated Vested Participants as of October 1, 2025. Notwithstanding any other provision of the Plan, including, but not limited to, other provisions of this Article V, this Section shall apply to the Plan and to all prior versions of the Plan that remain in effect for the purpose of determining benefits for any former Participant, Eligible Spouse or Alternate Payee meeting the requirements of this Section. Capitalized terms and references to other sections of the Plan shall be construed to apply to the Plan provisions to the extent necessary to give effect to the provisions of this Section for all eligible terminated vested Participants, Eligible Spouses and Alternate Payees.

(a)Establishment of One Time Limited Lump Sum or Immediate Annuity Voluntary Distribution Window.  The Company hereby establishes a voluntary distribution opportunity with respect to certain terminated vested Participants, Eligible Spouses and Alternate Payees for a limited period of time in the 2025 Plan Year (which for purposes of this Section shall be referred to as the "2025 Lump Sum Window"). The 2025 Lump Sum Window shall open on or around July 1, 2025, and shall close on or around August 30, 2025. The Company reserves the right to extend the 2025 Lump Sum Window through September 6, 2025. During the 2025 Lump Sum Window, eligible former Participants, Eligible Spouses and Alternate Payees may elect to commence payment of their entire vested Pension, Spouse's death benefit as provided in Section 5.5 ("Spouse's Death Benefit") or Plan benefits to which an Alternate Payee is entitled pursuant to a domestic relations order which was determined by the Retirement Committee to be qualified under Code Section 414(p) (a "QDRO") as of April 30, 2025 ("Alternate Payee Benefit") in the form of a single lump sum payment or in another form as set forth in this Section. The starting date for any benefit elected during the 2025 Lump Sum Window is anticipated to be October 1, 2025. After the end of the 2025 Lump Sum Window, the Plan shall cease offering lump sum distributions of benefits or immediate annuities under this Section and no attempt to elect a lump sum distribution of benefits or an immediate annuity under this Section shall be recognized by the Plan. After the end of the 2025 Lump Sum Window, distributions shall be available only under the provisions of the Plan in effect without regard to this Section.

(b)Eligibility. Except as provided in Section 5.13(e), the optional forms of payment described in Section 5.13(c) shall apply to a terminated vested Participant who meets the requirements of Section 5.13(b)(i) and (iii) through (vii) below (a "Lump Sum Window Participant") and to an Eligible Spouse or Alternate Payee who meets the requirements of Section 5.13(b)(ii) through (vii) below (a "Lump Sum Window Spouse" or "Lump Sum Window Alternate Payee" as applicable, collectively such individuals who meet the requirements of this subsection (b) shall be "Lump Sum Window Eligible Individuals"):

(i)Terminated employment entitled to a vested Pension with the Employer (including all employers required to be aggregated with the Employer under Code Sections 414(b), (c), (m) or (o)) prior to June 1, 2025;

(ii)Is an Eligible Spouse entitled to a Spouse's Death Benefit or an Alternate Payee entitled to an Alternate Payee Benefit;

(iii)  Did not otherwise file with the Retirement Committee a complete and valid signed election that remains in effect as of July 1, 2025 to commence payment of the Participant's entire Pension, the Spouse's Death Benefit in the case of an Eligible Spouse or the Alternate Payee Benefit in the case of an Alternate Payee under the Plan;

(iv)Who is living on October 1, 2025; and

(v)Whose Pension, Spouse's Death Benefit, or Alternate Payee Benefit, as applicable, at October 1, 2025 does not exceed $100,000 when expressed in a lump sum form as determined under Section 5.13(f),

provided that:

(vi)Such Lump Sum Window Eligible Individual makes an affirmative written election (and does not revoke it prior to October 1, 2025) to receive his or her entire vested Plan Pension, Spouse's Death Benefit or Alternate Payee Benefit, as applicable, in one of the optional forms of payment described in Section 5.13(c), as applicable. Such election shall be made and received in accordance with procedures established and communicated by the Retirement Committee or its delegate, which shall include the receipt of a notarized or Plan representative witnessed written consent of the Participant’s Spouse (where applicable); and

(vii)Such election is made by the Lump Sum Window Eligible Individual and is returned within an election period which commences on or around July 1, 2025, and ends on August 30, 2025 (or as may be extended by the Retirement Committee to all Lump Sum Window Eligible Individuals on a uniform basis but not beyond September 6, 2025). Any election hereunder shall be postmarked or otherwise evidenced by independent delivery on or before August 30, 2025 (or as may be extended by the Retirement Committee to all Lump Sum Window Eligible Individuals on a uniform basis but not beyond September 6, 2025). To the extent a non-conforming or incomplete election is received within the election period, the Retirement Committee may notify such Lump Sum Window Eligible Individual of the need to correct or complete such election and allow for the correction or completion of the election; provided however that the corrected or completed election must be received by the Retirement Committee on or before October 1, 2025. Non-conforming elections that are not corrected and completed or received by the Retirement Committee on or before October 1, 2025 shall be deemed to be invalid and shall not be honored without regard to any reason, fault or mistake by any person, entity or instrumentality.

(c) Optional Forms of Payment

(i)For such Lump Sum Window Participants. who as of October 1, 2025, if they so elected, would otherwise be eligible to begin payment of an Early or Normal Retirement Pension, the payment options under this Section shall be a single lump sum payment or an immediate annuity payable in the form of a single life annuity, or for a married Lump Sum Window Participant only, in the form of a 50%, 75% or 100% joint and survivor annuity, or a life annuity with a 10-year term certain guaranteed; and

(ii)For such Lump Sum Window Participants who as of October 1, 2025, are not otherwise eligible to begin payment of an Early or Normal Retirement Pension, the payment options under this Section shall be a single lump sum payment or an immediate annuity payable in the form of a single life annuity, or for a married Lump Sum Window Participant only, in the form of a 50% or 75% joint and survivor annuity with the Spouse as the Designated Beneficiary;

(iii)For a Lump Sum Window Spouse or a Lump Sum Window Alternate Payee, the payment options under this Section shall be a single lump sum payment or an immediate annuity payable in the form of a single life annuity; and
(iv)Notwithstanding the foregoing, otherwise available Frozen Accrued Benefits optional forms will be options for payment under this Section as required by Code§ 41l(d)(6).
(d)Clarifying and Other Provisions

(i)All distributions made under this Section shall be calculated as of October 1, 2025, and if elected by the Lump Sum Window Eligible Individual and approved by the Retirement Committee, substantially paid in the month of October 2025, with no interest accruing thereon; provided, however, that if administrative delay causes a distribution to be processed after October 2025, the distribution shall be appropriately adjusted for late commencement;
(ii)Notwithstanding any contrary Plan provision, if a Lump Sum Window Participant is reemployed by the Employer (or by any employer required to be aggregated with the Employer under Code Sections 414(b), (c), (m) or (o)) after the Lump Sum Window Participant's Pension has been distributed in an immediate annuity form of payment or a single lump sum payment pursuant to this Section, such Lump Sum Window Participant's Pension, if any, under the Plan at subsequent reemployment date shall be zero dollars, and upon the Lump Sum Window Participant's subsequent termination of service, his or her Pension shall not include any portion of the Pension distributed under this Section. In addition, notwithstanding any contrary Plan provision, the Suspension of Benefits rules under Section 4.7 shall not apply to any Lump Sum Window Participant who elects to participate in the 2025 Lump Sum Window should he or she be rehired by the Company (or by any employer required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o));
(iii)If a Lump Sum Window Eligible Individual makes an affirmative election under this Section but either does not survive until October 1, 2025, or in the case of a Lump Sum Window Participant, is rehired by the Company (or by any employer required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o)) before October 1, 2025, such Lump Sum Window Eligible Individual's affirmative election under this Section shall become null and void, and such Participant's Pension, Eligible Spouse's Death Benefit or Alternate Payee's Alternate Payee Benefit shall be paid pursuant to the terms of the Plan without regard to this Section; and

(iv)The Plan Administrator and its authorized delegates may adopt such reasonable and uniform policies and procedures for administering the provisions of this Section 5.13.

(e)Exceptions. Notwithstanding any contrary Plan provision, the provisions of this Section shall not apply to any:

(i)Participant who is actively employed by (or who is on layoff status with or on an authorized leave of absence from) the Company (or any employer required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o)) during the period from June 1, 2025 through the closing of the 2025 Lump Sum Window;

(ii)Participant, Eligible Spouse or Alternate Payee who is receiving payment of the Participant's Pension, Eligible Spouse's Death Benefit or Alternate Payee's Alternate Payee Benefit during the period from May 1, 2025 through the closing of the 2025 Lump Sum Window;

(iii)Participant whose Pension should have been or is being distributed under the minimum required distribution rules under Code Section 401(a)(9);

(iv)Participant and any alternate payee for whom, during the period from June 1, 2025 through the closing of the 2025 Lump Sum Window, the Retirement Committee has a domestic relations order on file for review pending a determination by the Retirement Committee that such order is a QDRO;

(v)Participant and any alternate payee with a QDRO on file but for which the Retirement Committee has determined the inclusion of such alternate payee in the 2025 Lump Sum Window, or the calculation of benefits pursuant to this Section, would be contrary to the terms of such QDRO;

(vi)Participant, Eligible Spouse or Alternate Payee whose single lump sum payment as of October 1, 2025, as determined by the Retirement Committee, is $7,000 or less in which case the lump sum payment shall be paid pursuant to the terms of the Plan without regard to this Section;

(vii)Participant, Eligible Spouse or Alternate Payee for whom the Retirement Committee does not have a current address on file on or before June 1, 2025 (or such later date as may be extended by the Retirement Committee on a uniform basis but not beyond September 6, 2025);

(viii)Participant, Eligible Spouse or Alternate Payee for whom the Retirement Committee does not have sufficient data on file in order to calculate the Participant's Pension, Eligible Spouse's Death Benefit or Alternate Payee's Alternate Payee Benefit or whose Pension, Spouse's Death Benefit or Alternate Payee Benefit is the subject of a pending bona fide dispute; or

(ix)Participants identified by the Plan Sponsor as having reemployment rights with respect to the Employer under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(f)Single Lump Sum Amount. For purposes of this Section, benefits payable in the single lump sum form shall be calculated as the Actuarial Equivalent of the Pension at the time of the Normal Retirement Date of the Lump Sum Window Participant or such Participant or former Participant upon which the applicable Spouse’s Death Benefit or Alternate Payee Benefit is based, or if later, at October 1, 2025, based on the “applicable mortality table” and “applicable interest rate”, where:

(i)The term “applicable mortality table” means the table prescribed by the Commissioner of the Internal Revenue Service under Code § 417(e)(3)(B) for Plan Year 2025; and

(ii)The term "applicable interest rate" means the annual rate of interest published by the Commissioner of the Internal Revenue Service for the adjusted first, second and third segment rates, as defined in Code §§417(e)(3)(C) and (D) in effect for the month of November 2024.

(g)Immediate Life Annuity. For purposes of this Section, with respect to a Participant or former Participant who is not eligible for an Early Retirement Pension on October 1, 2025, benefits payable in the immediate life annuity form shall be calculated as the Actuarial Equivalent of the Pension at the time of the Normal Retirement Date of the Lump Sum Window Participant or such Participant or former Participant upon which the applicable Spouse's Death Benefit or Alternate Payee Benefit is based, or if later, at October 1, 2025. With respect to a Participant or former Participant who is eligible for an Early Retirement Pension on October 1, 2025, benefits payable in the immediate life annuity form shall be calculated in accordance with Section 4.3.

All remaining provisions of the Plan continue in full force and effect, unless and until further amended or modified.

IN WITNESS WHEREOF, Seaboard Corporation has executed this Amendment No. One to the Seaboard Corporation Pension Plan on the 11th day of June, 2025.

SEABOARD CORPORATION

ATTEST:
/s/ David M. Becker	By:/s/ Robert L. Steer
(SEAL)	President and CEO